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                                                                      EXHIBIT 12
                                                                      ----------

                                  NTELOS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)

                                                               Year Ended
                                              ---------------------------------------------
                                              2000      1999      1998      1997     1996
                                              ----      ----      ----      ----     ----
Earnings
Income before taxes and minority interests      (854)    8,902    12,021    18,561   14,189

Fixed charges                                 34,601     3,413     2,942     3,030    2,145
Distributed income of equity investees           793       132       219       100      155
Interest capital                              (1,329)     (639)     (786)     (762)    (323)
Equity losses from PCS                        12,259    11,365     6,467       834        -
Equity gains from wireline investees            (111)     (179)     (197)      (74)    (450)
                                              ------    ------    ------    ------   ------

Earnings                                      45,359    22,994    20,666    21,689   15,716
                                              ======    ======    ======    ======   ======

Fixed Charges
Interest expense                              31,407     2,207     1,489     1,801    1,496
Capital interest expense                       1,329       639       786       762      323
Rent expense (33 1/3%)                         1,865       567       667       467      326
                                              ------    ------    ------    ------   ------

     Total Fixed Charges                      34,601     3,413     2,942     3,030    2,145
                                              ======    ======    ======    ======   ======

Ratio of Earnings to Fixed Charges               1.3x      6.7x      7.0x      7.2x     7.3x
                                              ======    ======    ======    ======   ======